Item 77C DWS Dreman Value Income Edge Fund, Inc.

Registrant incorporates by reference the
Registration Statement on Form N-14 for DWS
Dreman Value Income Edge Fund filed on April 16,
2009 (SEC Accession No. 0000950137-09-003031).
The Annual Meeting of Stockholders (the "Meeting")
of DWS Dreman Value Income Edge Fund, Inc.
(the "Fund") was held on May 28, 2009 at the New
York Marriott East Side, 525 Lexington Avenue,
New York, New York 10017. At the Meeting, the
following matter was voted upon by the stockholders
(the resulting votes are presented below).
1.	Election of Directors - Class II

Number of Votes:

For
Withheld
Dawn-Marie Driscoll
43,151,476
4,433,648
Keith R. Fox
43,141,715
4,443,409
Richard J. Herring
43,261,499
4,323,625
William N. Searcy, Jr.
43,246,628
4,338,496
Robert H. Wadsworth
43,251,568
4,333,556